UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 31, 2005

HOUSERAISING, INC.
(Exact name of Registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation)	56-2253025 (I.R.S. Employer Identification No.)

4801 East Independence Boulevard, Suite 201, Charlotte, NC 28212 (Address of Principal Executive Offices)	000-50701 (Commission File Number)

Registrant’s telephone number, including area code (704) 532-2121

This Current Report on Form 8-K is filed by HouseRaising, Inc., a North Carolina corporation (the “Registrant”), in connection with the items set forth below.

Item 1.01. Entry into a Material Definitive Agreement.

On March 31, 2005, the Registrant and CitiMortgage, Inc.(“CitiMortgage”) entered into an Affiliation Agreement pursuant to which CitiMortgage will be the sole and exclusive lender participating with the Registrant and will have the right of first offer on all construction and permanent mortgage financing to the Registrant’s customers. In return, CitiMortgage has granted the Registrant a non-exclusive right to use the CitiMortgage name and logo in the Registrant’s advertising for the purpose of indicating the availability of loan financing by CitiMortgage to qualified applicants. In addition, CitiMortgage has agreed to identify and/or create of group of CitiMortgage employees who will be tasked with assisting the Registrant’s sales staff in providing Registrant’s customers with all aspects of the mortgage loan process.

Under the Affiliation Agreement, the Registrant is responsible for, among other things, paying all costs of promoting and advertising the joint marketing program, including the costs of producing, mailing and distributing promotional material, including postage, and costs of producing advertisements and purchasing advertising space in publications.

The Affiliation Agreement commences on the effective date and expires the day that is five (5) years thereafter (being referred to as the “Expiration Date”), subject to termination by either party, with or without cause, upon delivery of prior written notice to the other party, at least thirty (30) days prior to the intended date of termination. The Affiliation Agreement will renew for an unlimited number of consecutive one (1) year renewal periods beginning on the Expiration Date, unless CitiMortgage notifies the Registrant, at least thirty (30) days before the expiration of the initial or renewal period, that the Affiliation Agreement will not be renewed.

Each party to the Affiliation Agreement has agreed to indemnify and hold harmless the other party, ifs affiliates and their respective directors, officers, employees, agents and subcontractors from and against, among other things, any action or threatened action, suit or proceeding arising out of or as a result of, the indemnifying party’s performance under the Agreement and against any and all claims, expenses, losses or damages (including reasonable attorneys’ fees) that result from the actions or inaction of the indemnifying party.

A copy of a joint Press Release, dated March 31, 2005, is attached as Exhibit 99.1 hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOUSERAISING, INC.

Date: April 6, 2005	By:	/s/ Robert V. McLemore
Name: Robert V. McLemore
Title: President and Founder

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Exhibit Index

Exhibit No.    Exhibit Description

   99.1                                      Joint Press Release dated March 31, 2005

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